Exhibit 99.1

Five Prime Therapeutics to Present Data from Healthy Volunteer Cohorts in Phase 1 trial of FPA008 at the 2014 ACR/ARHP Annual Scientific Meeting

Preliminary results indicate FPA008 is safe and well-tolerated; decrease of inflammatory monocytes and bone turnover biomarkers was noted at all dose levels

SOUTH SAN FRANCISCO, Calif., Nov. 13, 2014, (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, announced that it will present results from the healthy volunteer cohorts in its Phase 1 clinical trial of FPA008, a monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF-1R). The results will be featured in a poster presentation titled “A Phase 1 Study of FPA008, an Anti-Colony Stimulating Factor 1 Receptor (anti-CSF-1R) Antibody in Healthy Volunteers and Subjects with Rheumatoid Arthritis (RA): Preliminary Results” at the 2014 American College of Rheumatology and the Association of Rheumatology Health Professionals (ACR/ARHP) Annual Scientific Meeting. The meeting is being held November 14-19, 2014 in Boston, Massachusetts, and the poster presentation is scheduled to take place on Monday, November 17 from 9:00 am to 11:00 am, with the poster viewable from 8:30 am to 4:00 pm. (Presentation Number 1493). The abstracts are available in the online meeting supplement: http://www.acrannualmeeting.org/wp-content/uploads/2014/10/2014-ACR_ARHP-Annual-Meeting-Abstract-Supplement2.pdf.

“FPA008 was well-tolerated in healthy volunteer subjects at doses associated with modulation of key biomarkers. This important information will guide our dosing decisions as we move into patients with active disease,” said Julie Hambleton, M.D., senior vice president and chief medical officer of Five Prime. “With the initial safety and dosing information from Parts 1 and 2 of the trial in hand, we are now ready to begin dosing RA patients who are on methotrexate to further assess tolerability and preliminary efficacy measures in Part 3. We will explore FPA008’s ability to affect inflammation of the joints in RA patients with active disease, as measured by clinical signs and symptoms and magnetic resonance imaging (MRI) scores.”

The Phase 1 clinical trial of FPA008 is a randomized, double-blind, placebo-controlled, single- and multiple-ascending dose study of FPA008 being conducting in three parts. In Part 1, eight healthy volunteers per dose cohort were randomized (3:1) to receive a single intravenous infusion of FPA008 (at dose levels of 0.2, 1, 3, or 10 mg/kg) or placebo. In Part 2, an additional eight healthy volunteers per dose cohort were randomized (3:1) to receive two doses of FPA008 or placebo administered 14 days apart, at 1 or 3 mg/kg. Dose escalation decisions were based on the incidence of dose limiting toxicities (DLTs) plus attributed adverse events (AEs) beyond the DLT period. Pharmacokinetic (PK), CD16+ monocytes, bone turnover markers, and serum concentrations of the CSF-1R ligands CSF1 and IL34 were assessed. Part 3 consists of an open-label evaluation of 3 dose levels in RA patients whose disease is not responding to methotrexate therapy. The primary endpoint of the trial is safety, with secondary endpoints including PK, pharmacodynamics (PD) and disease activity as measured by ACR scores and joint MRI.

Preliminary results from the healthy volunteer portion of the trial found that FPA008 is well tolerated in doses up to 3 mg/kg. Additionally, at all dose levels tested, Five Prime observed PD effects of suppression of non-classical CD16+ monocytes and a decrease of bone turnover biomarkers (CTx, Trap5), all of which may indicate the potential for clinical benefit in RA patients. The most common FPA008 treatment-related toxicities were pruritus, eyelid edema along with facial swelling, fatigue, and headache. These events were mild (Grade 1 or 2) and self-limited. Some dose-dependent elevations of CK, LDH, AST were observed but were not associated with clinical signs/symptoms, were reversible, and were expected due to FPA008-mediated inhibition of Kupffer cells responsible for removing these enzymes.

A copy of the poster will be available at http://www.fiveprime.com/news-media/publications-presentations following the presentation.

Five Prime expects to begin enrolling RA patients in Part 3 of the study by year end. The Company also recently announced that it is expanding development of FPA008 into solid tumors and anticipates initiating a clinical trial in 2015.

About FPA008

FPA008, an antibody that inhibits colony stimulating factor-1 receptor (CSF-1R), is being developed by Five Prime to treat patients with monocyte-dependent diseases, including rheumatoid arthritis (RA) and solid tumors. FPA008 inhibits the activation and survival of monocytes and macrophages that produce cytokines and are elevated in RA and certain tumors. FPA008 also directly inhibits osteoclasts, monocyte-lineage cells that can cause bone erosions in patients with RA.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in cancer immunotherapy, an area of oncology with significant therapeutic potential and a growing focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding Five Prime’s potential receipt of milestone payments and royalties. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT: Amy Kendall,

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com